Exhibit 99.1

Localization of Web Fulfillment Operations; New POS System Roll Out; Earnings Guidance Update

LYNNWOOD, WA—December 28, 2015—Zumiez Inc., today announced two important steps advancing its omni-channel strategy to provide its customers with a seamless brand experience between its physical store presence and the digital space.

To help better position Zumiez to provide its customers with the ideal brand experience of trend right and unique products—how, where, and when they want it—Zumiez will move to full localization of its web fulfillment operations from Edwardsville, Kansas to primarily store fulfillment of on-line customer orders. Localization is a key part of Zumiez' omni-channel strategy that it believes will drive long term market share by leveraging the strengths of its store sales team, providing better and faster service to its customers, improving product margins, and providing additional selling opportunities.  In connection with a fully localized fulfillment model, Zumiez will exit its Edwardsville, Kansas fulfillment facility by the end of the company's fiscal year. In connection with this move, Zumiez expects one-time exit costs incurred in the fourth quarter to be approximately $1.3 million or $0.03 cents per a diluted share, which includes employee severance, fixed asset write-offs, moving costs and facility closure costs. These costs were not included in the company's original fourth quarter guidance released on December 3, 2015.  With this update, we want to thank our Edwardsville, Kansas team for their efforts to deliver an exceptional level of quality and service to our customer over the last four years.

Also, as part of the strategy to provide its customers with a seamless brand experience across all channels, Zumiez is excited to announce that during 2016 it will be rolling out the Starmount Customer Engagement Suite focused on integrating our on-line and in-store point of sale (POS) systems, order management system (OMS), and transportation management system (TMS). Developed in collaboration with Starmount, Zumiez is the launch partner for the Customer Engagement Suite that will help better facilitate the omni-channel experience and will rollout to the Zumiez network of stores in North America in a phased in approach throughout 2016.  We expect the incremental costs associated with the POS, OMS and TMS systems included in selling, general and administrative costs to be approximately $1.0 million in 2016.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of November 28, 2015 we operated 659 stores, including 593 in the United States, 42 in Canada, and 24 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200